Exhibit 5.1

January 25, 2008

Corgenix Medical Corporation
11575 Main Street, Suite 400
Broomfield, Colorado 80020

Re:                               Registration Statement on Form SB-2 Relating to 4,232,920 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Corgenix Medical Corporation, a Nevada corporation (the “Company”), in connection with the proposed sale of 4,232,920 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) pursuant to a Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

This opinion is delivered in connection with the filing by the Company of the Registration Statement and pursuant to the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act.  We express no opinion herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation and By-Laws of the Company, as amended and as in effect on the date hereof, including the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock; (iii) the resolutions adopted by the Board of Directors of the Company relating to each of the foregoing; and (iv) such other documents, certificates or other records as we have deemed necessary or appropriate.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to as copies or facsimiles.  As to any facts material to this opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the issuance and sale by the Company of the shares of the Company’s common stock included in the Registration Statement have been duly authorized by all necessary corporate action, and will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement as the counsel who will pass upon the validity of the securities being registered.  In giving this consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

We are admitted to the Bar in the State of Colorado, but not admitted to practice in the State of Nevada.  However, we are generally familiar with the Business Corporation Act of the State of Nevada (the “NBCA”) and have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.  This opinion letter is limited, as set forth above, to the NBCA, as such laws presently exist and to the facts as they presently exist, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction.

This opinion speaks as of the date hereof, and we undertake no (and disclaim any obligation) to advise you or any other person of any event or circumstance affecting any matter set forth herein that may occur after the date hereof.

Very truly yours,

/s/ OTTEN, JOHNSON, ROBINSON, NEFF & RAGONETTI, P.C.

RPA/ate